PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President and CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Scott Eckstein Media Relations Director Financial Relations Board 212.704.9727 seckstein@mww.com

Healthcare Trust of America, Inc. Promotes Kellie S. Pruitt to Chief Financial Officer

Scottsdale, Arizona (May 26, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced that it has appointed Kellie S. Pruitt to serve as its Chief Financial Officer.

Ms. Pruitt has been serving as the Company’s Chief Accounting Officer and principal financial officer since January 28, 2009. Prior to her appointment as Chief Accounting Officer, Ms. Pruitt served as HTA’s Controller. Before joining HTA, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation from September 2007 to December 2008. Prior to that, Ms. Pruitt served as a Senior Manager at Deloitte & Touche LLP from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. Ms. Pruitt is a graduate of the University of Texas with a B.A. degree in Accounting and is a member of the AICPA. She is a Certified Public Accountant licensed in Arizona and Texas.

“Kellie has played a vital and hands-on role in growing our organization and in establishing our self management team,” stated Scott D. Peters, President and Chief Executive Officer for HTA. “Her dedication and commitment to HTA have been an integral part in making our self management structure a reality, and we look forward to Kellie continuing to play a key role in advancing this dynamic and growing company.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since January 1, 2010, HTA has acquired approximately $184.5 million in medical office and healthcare-related assets. These assets include a total of nine acquisitions representing approximately 864,000 square feet. Since its formation in 2006, HTA has made 62 geographically diverse acquisitions valued at approximately $1.6 billion based on purchase price, which includes 194 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.3 million square feet, and includes 175 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.